NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information:

DPG Fund Services

(866) 270-7598

duff@virtus.com

Duff & Phelps Global Utility Income Fund

Discloses Sources of Distribution – Section 19(a) Notice

CHICAGO, June 30, 2015 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on June 15, 2015 (ex-date June 11, 2015).

The following table sets forth the estimated amounts of the Fund’s June quarterly distribution, payable June 30, 2015, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	June 2015 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.232	66.3%	$0.515	49.1%
Net Realized Short-Term Capital Gains	-	-	-	-
Net Realized Long-Term Capital Gains	0.118	33.7%	0.535	50.9%
Return of Capital (or other Capital Source)	-	-	-	-
Total	$0.350	100.0%	$1.050	100.0%

May 29, 2015
Average annual total return on NAV since inception (1)	11.52%
Annualized current distribution rate as a percentage of NAV	6.21%
Cumulative total return on NAV for the fiscal year	-4.63%
Cumulative fiscal year distributions as a percentage of NAV	3.11%

(1)	Average annual total return on NAV is the annual compound return from the commencement of the Fund’s operations on July 29, 2011. It reflects the change in the Fund’s NAV and reinvestment of all distributions.

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

About the Fund

The Fund’s investment objective is to seek total return, resulting primarily from (i) a high level of current income, with an emphasis on providing tax-advantaged dividend income and (ii) growth in current income, and secondarily from capital appreciation. The Fund seeks to achieve these objectives by investing in equities of domestic and foreign utility companies in the electric, gas, water, telecommunications, and midstream energy sectors. For more information, please contact shareholder services at (866) 270-7598, by email at duff@virtus.com, or visit the DPG website, www.dpgfund.com.

About the Investment Adviser

Duff & Phelps Investment Management Co. is a subsidiary of Virtus Investment Partners (NASDAQ: VRTS), a multi-boutique asset manager with $54.8 billion under management as of March 31, 2015. Duff & Phelps has more than 35 years of experience managing investment portfolios, including institutional separate accounts and open- and closed-end funds investing in utilities, infrastructure and real estate investment trusts (REITs). For more information, visit www.dpimc.com.

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NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information:

DPG Fund Services

(866) 270-7598

duff@virtus.com

Duff & Phelps Global Utility Income Fund

Discloses Sources of Distribution – Section 19(a) Notice

CHICAGO, September 30, 2015 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on September 15, 2015 (ex-date September 11, 2015).

The following table sets forth the estimated amounts of the Fund’s September quarterly distribution, payable September 30, 2015, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	September 2015 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.202	57.6%	$0.717	51.2%
Net Realized Short-Term Capital Gains	-	-	-	-
Net Realized Long-Term Capital Gains	0.148	42.4%	0.683	48.8%
Return of Capital (or other Capital Source)	-	-	-	-
Total	$0.350	100.0%	$1.400	100.0%

August 31, 2015
Average annual total return on NAV since inception (1)	7.15%
Annualized current distribution rate as a percentage of NAV	7.24%
Cumulative total return on NAV for the fiscal year	-16.72%
Cumulative fiscal year distributions as a percentage of NAV	5.43%

(1)	Average annual total return on NAV is the annual compound return from the commencement of the Fund’s operations on July 29, 2011. It reflects the change in the Fund’s NAV and reinvestment of all distributions.

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

About the Fund

The Fund’s investment objective is to seek total return, resulting primarily from (i) a high level of current income, with an emphasis on providing tax-advantaged dividend income and (ii) growth in current income, and secondarily from capital appreciation. The Fund seeks to achieve these objectives by investing in equities of domestic and foreign utility companies in the electric, gas, water, telecommunications, and midstream energy sectors. For more information, please contact shareholder services at (866) 270-7598, by email at duff@virtus.com, or visit the DPG website, www.dpgfund.com.

About the Investment Adviser

Duff & Phelps Investment Management Co. is a subsidiary of Virtus Investment Partners (NASDAQ: VRTS), a multi-boutique asset manager with $52.4 billion under management as of June 30, 2015. Duff & Phelps has more than 35 years of experience managing investment portfolios, including institutional separate accounts and open- and closed-end funds investing in utilities, infrastructure and real estate investment trusts (REITs). For more information, visit www.dpimc.com.

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